Exhibit 8.2

September [●], 2022

Bitdeer Technologies Holding Company

08 Kallang Avenue

Aperia tower 1, #09-03/04

Singapore 339509

Ladies and Gentlemen:

We have acted as counsel to Bitdeer Technologies Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Amended and Restated Agreement and Plan of Merger, dated as of December 15, 2021 (as it may be amended and/or restated from time to time, the “Agreement”), by and among the Company, Blue Safari Group Acquisition Corp., a British Virgin Islands business company (“SPAC”), Blue Safari Mini Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of SPAC (“SPAC Sub”), Bitdeer Technologies Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“PubCo”), Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), and Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated May 30, 2022, by and among SPAC, the Company, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SPAC Sub.

Pursuant to the Agreement, (i) at the First SPAC Merger Effective Time, Merger Sub 1 will merge with and into SPAC, with SPAC surviving (the “First SPAC Merger”), (ii) immediately following, and on the same day as, the First SPAC Merger Effective Time, at the Second SPAC Merger Effective Time, SPAC will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of PubCo (the “Second SPAC Merger” and, together with the First SPAC Merger, the “Initial Mergers”), and (iii) one Business Day after the First SPAC Merger Effective Time and the Second SPAC Merger Effective Time, at the Acquisition Merger Effective Time, Merger Sub 3 will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger” and, together with the Initial Mergers, the “Mergers”).

This opinion is being delivered in connection with the preparation and filing of the Registration Statement on Form F-4 of PubCo, and the proxy statement/prospectus contained therein, filed in connection with the Mergers (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In preparing this opinion, we have examined and relied upon the Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, SPAC, and PubCo (the “Tax Representation Letters”), the opinion of Davis Polk & Wardwell LLP regarding the tax treatment of the Initial Mergers (the “Davis Polk Opinion”), and such other documents as we have deemed necessary or appropriate to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the due and valid execution and delivery of documents where such execution and delivery are a prerequisite to the effectiveness of such documents.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Agreement and the Registration Statement, or otherwise made to us, are true, correct, and complete; that the Mergers will be completed in accordance with the Agreement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate, and complete; the Davis Polk Opinion, including the U.S. federal income tax treatment of the Initial Mergers described therein, is true, accurate, and complete; that there is no change in applicable law between the date hereof and the effective times of the Mergers; that any representation in any of the documents referred to herein that is made based on the knowledge, belief, or intention (or similar qualification) of any person or party is true, correct, and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Any inaccuracy or change in, or breach of, any of the aforementioned statements, representations, or assumptions could adversely affect this opinion.

Cooley LLP   1333 2nd Street   Suite 400   Santa Monica, CA  90401
t: +1 310 883 6400 f: +1 310 883 6500 cooley.com

September ___, 2022
Page Two

This opinion is based on existing provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and rulings and other pronouncements of the U.S. Internal Revenue Service (the “IRS”) as in effect on the date hereof, all of which are subject to change or reinterpretation (possibly with retroactive effect). This opinion is limited solely to matters governed by United States federal income tax law. No opinion may be implied or inferred beyond that which is stated expressly in this opinion. This opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position or that a court will not sustain such contrary position. In addition, there is no assurance that a change in the law on which this opinion is based, or the interpretation thereof, will not occur or that such change will not affect this opinion. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth therein and herein, it is our opinion, under currently applicable United States federal income tax law, that the Acquisition Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

This opinion is being furnished in connection with the preparation and filing of the Registration Statement and cannot be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue, inaccurate, or incomplete, in which case, this opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of this opinion.

Sincerely,

COOLEY LLP

Cooley LLP   1333 2nd Street   Suite 400   Santa Monica, CA  90401
t: +1 310 883 6400 f: +1 310 883 6500 cooley.com